Exhibit 3.4
AMENDMENT TO BYLAWS
OF
ADVOCAT INC.
The Bylaws Advocat Inc. are amended as set forth below.
Section 5.1 is hereby deleted in its entirety and replaced by the following:
     5.1 Stock Certificates. The capital stock of the corporation may be represented by certificates or may be in uncertificated form. Notwithstanding the foregoing, every stockholder shall be entitled to a certificate or certificates of capital stock of the corporation upon request, in such form as may be prescribed by the Board of Directors. Unless otherwise decided by the Board, such certificates shall be signed by the President and the Secretary of the corporation, however, any or all of the signatures may be a facsimile. The corporation shall be entitled to treat the holder of record of any share or shares of stock of the corporation, whether certificated or uncertificated, as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it has actual or other notice thereof, except as provided by law.
Unanimously approved by the Board of Directors at a meeting held on November 5, 2007